Exhibit 99.01

News Release
For Immediate Release
Date: August 6, 2013

El Paso Electric Announces Second Quarter Financial Results

Overview

•
For the second quarter of 2013, EE reported net income of $29.2 million, or $0.73 and $0.72 basic and diluted earnings per share, respectively. In the second quarter of 2012, EE reported net income of $30.9 million, or $0.77 basic and diluted earnings per share.

•
For the six months ended June 30, 2013, EE reported net income of $36.8 million, or $0.92 basic and diluted earnings per share. Net income for the six months ended June 30, 2012 was $34.2 million, or $0.85 basic and diluted earnings per share.

"We were pleased with our earnings for the quarter ended June 30, 2013, particularly in light of the impact of the reduction in non-fuel base rates for our Texas customers effective May 1, 2012 and slightly milder weather in 2013 than 2012,” said Tom Shockley, Chief Executive Officer. “Additionally, we are happy to announce both the completion and commercial operation of Rio Grande Unit 9 on May 13, 2013, and the new native system peak reached on June 27, 2013 of 1,750 MW."

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2013 net income relative to 2012 net income.

	Quarter Ended			Six Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
June 30, 2012		$30,894	$0.77		$34,238	$0.85
Changes in:
Deregulated Palo Verde Unit 3 revenues	1,263	834	0.02	1,706	1,126	0.03
Taxes other than income taxes	791	522	0.01	1,649	1,088	0.03
Allowance for funds used during construction	509	440	0.01	1,686	1,456	0.04
Retail non-fuel base revenues	(3,036)	(2,003)	(0.05)	(681)	(449)	(0.01)
Interest on long-term debt	(1,005)	(663)	(0.01)	(2,038)	(1,345)	(0.03)
Administrative and general expense	(139)	(92)	—	(2,138)	(1,411)	(0.04)
O&M expense at fossil fuel generating plants	(74)	(49)	—	2,103	1,388	0.03
Other		(690)	(0.02)		736	0.02
June 30, 2013		$29,193	$0.73		$36,827	$0.92

Second Quarter 2013
Income for the quarter ended June 30, 2013, when compared to the same period last year, was positively affected by:

•
Increased revenues from retail sales of deregulated Palo Verde Unit 3 power due to a 26.4% increase in generation at Palo Verde Unit 3 due to the 2012 spring refueling outage with no comparable outage in 2013 and higher power prices in 2013.

•	Decreased taxes other than income taxes due to decreased Texas revenues and decreased property tax accruals.

•	Increased allowance for funds used during construction (“AFUDC”) due to higher balances of construction work in progress subject to AFUDC.

Income for the quarter ended June 30, 2013, when compared to the same period last year, was negatively affected by:

•
Decreased retail non-fuel base revenues primarily due to a 1.0% decrease in kWh sales to retail customers. The decrease reflects a modest return to more normal weather in 2013 compared to 2012. Cooling degree days decreased 3.4% over last year but remained higher than the 10-year average by 10.0%. Retail non-fuel base revenues from our commercial and industrial customers also decreased due to the impact of the reduction in non-fuel base rates for our Texas customers which became effective May 1, 2012 and primarily impacted commercial and industrial customers.

•	Increased interest on long-term debt due to interest on $150 million of 3.30% senior notes issued in December 2012.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

Year to Date
Income for the six months ended June 30, 2013, when compared to the same period last year, was positively affected by:

•
Decreased fossil-fuel plant O&M expense primarily due to the timing of planned maintenance of our gas-fired generating units. In 2012, we performed scheduled major maintenance at Rio Grande Unit 8 and Newman Unit 1 with a reduced level of maintenance activity in the current period.

•
Increased revenues from retail sales of deregulated Palo Verde Unit 3 power due to a 20.9% increase in generation at Palo Verde Unit 3 due to the 2012 spring refueling outage with no comparable outage in 2013 and higher power prices in 2013.

•	Increased AFUDC due to higher balances of construction work in progress subject to AFUDC.

•	Decreased taxes other than income taxes due to decreased Texas revenues and decreased property tax accruals.

Income for the six months ended June 30, 2013, when compared to the same period last year, was negatively affected by:

•	Increased administrative and general expense primarily due to increased outside services related to software systems support and improvements.

•	Increased interest on long-term debt due to interest on $150 million of 3.30% senior notes issued in December 2012.

•
Decreased retail non-fuel base revenues primarily due to decreased revenues from sales to our commercial and industrial customers reflecting the reduction in our non-fuel base rates in Texas effective on May 1, 2012 partially offset by increased retail kWh sales.

Retail Non-fuel Base Revenues
Retail non-fuel base revenues decreased $3.0 million, pre-tax, or 2.0% in the second quarter of 2013 compared to the same period in 2012. The decrease in retail non-fuel base revenues was primarily due to 1.0% decrease in kWh sales to retail customers which reflects a modest return to more normal weather in 2013 compared to 2012. Cooling degree days decreased 3.4% over last year but remained higher than the 10-year average by 10.0%. Non-fuel base revenues from residential customers decreased 1.2% and kWh sales to residential customers decreased 1.9%. The decrease in kWh sales to residential customers was partially offset by a 1.3% increase in the average number of residential customers served. Non-fuel base revenues from sales to public authorities decreased 3.3% and kWh sales to public authority customers decreased by 0.6% reflecting decreased sales to several large governmental customers. Retail non-fuel base revenues from our commercial and industrial customers also decreased due to the impact of the reduction in non-fuel base rates for our Texas customers which became effective May 1, 2012 and primarily impacted commercial and industrial customers. Non-fuel base revenues from sales to small commercial and industrial customers and large commercial and industrial customers decreased 1.8% and 3.5%, respectively. KWh sales to small commercial and industrial customers decreased 1.6%. The decrease in non-fuel base revenues from large commercial and industrial customers was partially offset by a 1.6% increase in kWh sales. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 10 of the release.

For the six months ended June 30, 2013, retail non-fuel base revenues decreased $0.7 million, pre-tax, or 0.3% compared to the same period in 2012. The decrease in retail non-fuel base revenues was primarily due to decreased revenues from our commercial and industrial customers which reflects the impact of the reduction in non-fuel base rates for our Texas customers which became effective May 1, 2012 and primarily impacted commercial and industrial customers. Non-fuel base revenues from sales to small commercial and industrial customers and

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

large commercial and industrial customers decreased 2.3% and 6.0%, respectively. The decrease was partially offset by an increase of 2.6% in non-fuel base revenues from sales to residential customers reflecting a 2.4% increase in kWh sales to our residential customer class. The increase in kWh sales to our residential customers reflects colder winter weather in 2013 compared to the same period last year and a 1.4% increase in the average number of residential customers served. Heating degree days increased 17.4% over last year and were 9.8% over the 10-year average. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 12 of the release.

Quarterly Cash Dividend

On May 9, 2013, the Board of Directors approved an increase to the quarterly cash dividend to $0.265 per share of common stock from our previous quarterly rate of $0.25 per share. This represents an increase in the annual cash dividend from $1.00 per share to $1.06 per share. The increase commenced with the June 28, 2013 dividend payment. On July 26, 2013, the Board of Directors declared a quarterly cash dividend of $0.265 per share payable on September 30, 2013 to shareholders of record on September 13, 2013.
Capital and Liquidity
We continue to maintain a strong capital structure in which common stock equity represented 45.3% of our capitalization (common stock equity, long-term debt, and short-term borrowings under the revolving credit facility (the"RCF")). At June 30, 2013, we had a balance of $11.6 million in cash and cash equivalents. We believe that we will have adequate liquidity through our current cash balances, cash from operations, and our RCF to meet all of our anticipated cash requirements through 2013 based on current projections. In addition, we may issue long-term debt in the form of senior notes in late 2013 or early 2014 to provide liquidity, repay short-term borrowings, and to fund construction costs for electric plant in 2014.
Cash flows from operations for the six months ended June 30, 2013 were $51.4 million compared to $91.9 million in the corresponding period in 2012. The primary factors affecting the decreased cash flow were an increase in accounts receivable due to the timing of billings and collections from customers and an under-collection of fuel revenues in 2013. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the six months ended June 30, 2013, the Company had a fuel under-recovery of $8.9 million compared to an over-recovery of fuel costs of $15.6 million during the six months ended June 30, 2012. At June 30, 2013, we had a net fuel under-recovery balance of $4.3 million, including $3.5 million in Texas, $0.7 million in New Mexico, and $0.1 million from our FERC regulated customer.
During the six months ended June 30, 2013, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric plant were $110.3 million for the six months ended June 30, 2013 and $99.9 million for the six months ended June 30, 2012. Capital requirements for purchases of nuclear fuel were $16.9 million for the six months ended June 30, 2013 and $38.2 million for the six months ended June 30, 2012. Rio Grande Resources Trust (the “RGRT”) is the trust through which we finance our portion of nuclear fuel for Palo Verde and is consolidated in the Company's financial statements.
On June 28, 2013, we paid a quarterly cash dividend of $0.265 per share or $10.7 million to shareholders of record on June 13, 2013. We have paid a total of $20.7 million in cash dividends during the six months ended June 30, 2013. At the current dividend rate, we would expect to pay cash dividends of approximately $42.0 million during 2013.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

No shares of common stock were repurchased during the six months ended June 30, 2013. As of June 30, 2013, a total of 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the RGRT. The RCF has a term ending September 2016. The aggregate unsecured borrowing available under the RCF is $300 million and the amounts we borrow under the RCF may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by RGRT was $130.3 million at June 30, 2013 of which $20.3 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Borrowings by RGRT for nuclear fuel were $144.8 million as of June 30, 2012, of which $34.8 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At June 30, 2013, $6.0 million was outstanding under the RCF for working capital or general corporate purposes and at June 30, 2012, $76.0 million was outstanding under the RCF for working capital and general corporate purposes.
2013 Earnings Guidance
We are revising our 2013 earnings guidance to a range of $2.20 to $2.50 per basic share from a range of $2.20 to $2.60 per basic share.
Conference Call
A conference call to discuss second quarter 2013 earnings is scheduled for 10:30 A.M. Eastern Daylight Time, on August 6, 2013. The dial-in number is 888-438-5453 with a conference ID number of 7233833. The international dial-in number is 719-325-2308. The conference leader will be Steven P. Busser, Vice President - Treasurer. A replay will run through August 20, 2013 with a dial-in number of 888-203-1112 and a conference ID number of 7233833. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (v) the size of our construction program and our ability to complete construction on budget; (vi) potential delays in our construction schedule due to legal challenges or other reasons; (vii) costs at Palo Verde; (viii) deregulation and competition in the electric utility industry; (ix) possible increased costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xi) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; and (xii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

Media Contacts
Teresa Souza
915.543.5823
teresa.souza@epelectric.com

El Paso Electric Investor Relations
Steve Busser
915.543.5983
steve.busser@epelectric.com

Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary
Consolidated Statements of Operations
Quarter Ended June 30, 2013 and 2012
(In thousands except for per share data)
(Unaudited)

	2013	2012	Variance

Operating revenues, net of energy expenses:
Base revenues	$151,966	$155,076	$(3,110)	(a)
Deregulated Palo Verde Unit 3 revenues	3,177	1,914	1,263
Other	7,628	7,374	254
Operating Revenues Net of Energy Expenses	162,771	164,364	(1,593)

Other operating expenses:
Other operations and maintenance	49,843	49,471	372
Palo Verde operations and maintenance	25,175	24,140	1,035
Taxes other than income taxes	13,847	14,638	(791)
Other income (deductions)	202	(188)	390
Earnings Before Interest, Taxes, Depreciation and Amortization	74,108	75,927	(1,819)	(b)

Depreciation and amortization	19,562	19,603	(41)
Interest on long-term debt	14,610	13,605	1,005
AFUDC and capitalized interest	5,340	4,823	517
Other interest expense	154	278	(124)
Income Before Income Taxes	45,122	47,264	(2,142)

Income tax expense	15,929	16,370	(441)

Net Income	$29,193	$30,894	$(1,701)

Basic Earnings per Share	$0.73	$0.77	$(0.04)

Diluted Earnings per Share	$0.72	$0.77	$(0.05)

Dividends declared per share of common stock	$0.265	$0.25	$0.015

Weighted average number of shares outstanding	40,112	39,958	154

Weighted average number of shares and dilutive
potential shares outstanding	40,160	40,041	119

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $17.6 million and $17.7 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary
Consolidated Statements of Operations
Six Months Ended June 30, 2013 and 2012
(In thousands except for per share data)
(Unaudited)

	2013	2012	Variance

Operating revenues, net of energy expenses:
Base revenues	$260,846	$261,611	$(765)	(a)
Deregulated Palo Verde Unit 3 revenues	6,213	4,507	1,706
Other	15,726	14,831	895
Operating Revenues Net of Energy Expenses	282,785	280,949	1,836

Other operating expenses:
Other operations and maintenance	96,081	96,187	(106)
Palo Verde operations and maintenance	47,456	47,809	(353)
Taxes other than income taxes	26,629	28,278	(1,649)
Other income (deductions)	963	1,176	(213)
Earnings Before Interest, Taxes, Depreciation and Amortization	113,582	109,851	3,731	(b)

Depreciation and amortization	38,930	40,121	(1,191)
Interest on long-term debt	29,206	27,168	2,038
AFUDC and capitalized interest	10,928	9,301	1,627
Other interest expense	303	478	(175)
Income Before Income Taxes	56,071	51,385	4,686

Income tax expense	19,244	17,147	2,097

Net Income	$36,827	$34,238	$2,589

Basic Earnings per Share	$0.92	$0.85	$0.07

Diluted Earnings per Share	$0.92	$0.85	$0.07

Dividends declared per share of common stock	$0.515	$0.47	$0.045

Weighted average number of shares outstanding	40,095	39,935	160

Weighted average number of shares and dilutive
potential shares outstanding	40,119	40,020	99

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $34.6 million and $34.7 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary
Cash Flow Summary
Six Months Ended June 30, 2013 and 2012
(In thousands and Unaudited)

	2013	2012
Cash flows from operating activities:
Net income	$36,827	$34,238
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	38,930	40,121
Amortization of nuclear fuel	21,897	21,807
Deferred income taxes, net	16,888	18,630
Other	2,993	3,571
Change in:
Net overcollection (undercollection) of fuel revenues	(8,940)	15,594
Accounts receivable	(43,626)	(19,197)
Accounts payable	2,733	(4,748)
Other	(16,315)	(18,120)
Net cash provided by operating activities	51,387	91,896

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(110,279)	(99,929)
Cash additions to nuclear fuel	(16,879)	(38,155)
Decommissioning trust funds	(4,552)	(4,498)
Other	(2,331)	(4,153)
Net cash used for investing activities	(134,041)	(146,735)

Cash flows from financing activities:
Dividends paid	(20,714)	(18,834)
Borrowings under the revolving credit facility, net	4,164	77,381
Other	(207)	(1,832)
Net cash provided by (used for) financing activities	(16,757)	56,715

Net increase (decrease) in cash and cash equivalents	(99,411)	1,876

Cash and cash equivalents at beginning of period	111,057	8,208

Cash and cash equivalents at end of period	$11,646	$10,084

El Paso Electric Company and Subsidiary
Quarter Ended June 30, 2013 and 2012
Sales and Revenues Statistics

				Increase (Decrease)
		2013	2012	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	659,825	672,693	(12,868)	(1.9)%
	Commercial and industrial, small	631,246	641,452	(10,206)	(1.6)%
	Commercial and industrial, large	292,282	287,802	4,480	1.6%
	Public authorities	437,248	439,957	(2,709)	(0.6)%
	Total retail sales	2,020,601	2,041,904	(21,303)	(1.0)%
	Wholesale:
	Sales for resale	20,141	20,690	(549)	(2.7)%
	Off-system sales	532,334	720,810	(188,476)	(26.1)%
	Total wholesale sales	552,475	741,500	(189,025)	(25.5)%
	Total kWh sales	2,573,076	2,783,404	(210,328)	(7.6)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$60,631	$61,388	$(757)	(1.2)%
	Commercial and industrial, small	53,729	54,719	(990)	(1.8)%
	Commercial and industrial, large	10,021	10,382	(361)	(3.5)%
	Public authorities	26,883	27,811	(928)	(3.3)%
	Total retail non-fuel base revenues	151,264	154,300	(3,036)	(2.0)%
	Wholesale:
	Sales for resale	702	776	(74)	(9.5)%
	Total non-fuel base revenues	151,966	155,076	(3,110)	(2.0)%
	Fuel revenues:
	Recovered from customers during the period	32,368	30,969	1,399	4.5%
	Under (over) collection of fuel	12,788	(3,659)	16,447	—
	New Mexico fuel in base rates	17,642	17,743	(101)	(0.6)%
	Total fuel revenues (a)	62,798	45,053	17,745	39.4%
	Off-system sales:
	Fuel cost	14,993	16,506	(1,513)	(9.2)%
	Shared margins	2,246	3,455	(1,209)	(35.0)%
	Retained margins	273	419	(146)	(34.8)%
	Total off-system sales	17,512	20,380	(2,868)	(14.1)%
	Other (b)	7,838	7,743	95	1.2%
	Total operating revenues	$240,114	$228,252	$11,862	5.2%

(a)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $3.2 million and $1.9 million, respectively.
(b)	Represents revenues with no related kWh sales.

El Paso Electric Company and Subsidiary
Quarter Ended June 30, 2013 and 2012
Other Statistical Data

			Increase (Decrease)
	2013	2012	Amount	Percentage

Average number of retail customers: (a)
Residential	347,360	342,842	4,518	1.3%
Commercial and industrial, small	38,739	38,656	83	0.2%
Commercial and industrial, large	49	50	(1)	(2.0)%
Public authorities	4,978	4,823	155	3.2%
Total	391,126	386,371	4,755	1.2%

Number of retail customers (end of period): (a)
Residential	347,866	343,216	4,650	1.4%
Commercial and industrial, small	38,801	38,814	(13)	—
Commercial and industrial, large	49	51	(2)	(3.9)%
Public authorities	5,012	4,853	159	3.3%
Total	391,728	386,934	4,794	1.2%

Weather statistics:			10 Yr Average
Heating degree days	81	50	71
Cooling degree days	1,138	1,178	1,035

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2013	2012	Amount	Percentage

Palo Verde	1,219,051	1,269,096	(50,045)	(3.9)%
Four Corners	140,027	128,214	11,813	9.2%
Gas plants	1,001,564	1,131,822	(130,258)	(11.5)%
Total generation	2,360,642	2,529,132	(168,490)	(6.7)%
Purchased power:
Photovoltaic	38,363	31,697	6,666	21.0%
Other	335,019	392,251	(57,232)	(14.6)%
Total purchased power	373,382	423,948	(50,566)	(11.9)%
Total available energy	2,734,024	2,953,080	(219,056)	(7.4)%
Line losses and Company use	160,948	169,676	(8,728)	(5.1)%
Total kWh sold	2,573,076	2,783,404	(210,328)	(7.6)%

	Palo Verde capacity factor	89.6%	93.3%	(3.7)%

(a)
The number of retail customers presented for both the current and prior periods are based on the number of service locations. Previous presentations of the number of retail customers were based on the number of bills rendered including consolidated bills for customers operating multiple facilities. Management believes that the number of service locations provides a more accurate indicator of customers served than the number of bills rendered.

El Paso Electric Company and Subsidiary
Six Months Ended June 30, 2013 and 2012
Sales and Revenues Statistics

				Increase (Decrease)
		2013	2012	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	1,258,331	1,228,262	30,069	2.4%
	Commercial and industrial, small	1,132,950	1,132,689	261	—
	Commercial and industrial, large	536,867	534,160	2,707	0.5%
	Public authorities	796,332	783,468	12,864	1.6%
	Total retail sales	3,724,480	3,678,579	45,901	1.2%
	Wholesale:
	Sales for resale	32,140	32,497	(357)	(1.1)%
	Off-system sales	1,208,261	1,429,489	(221,228)	(15.5)%
	Total wholesale sales	1,240,401	1,461,986	(221,585)	(15.2)%
	Total kWh sales	4,964,881	5,140,565	(175,684)	(3.4)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$110,239	$107,413	$2,826	2.6%
	Commercial and industrial, small	86,504	88,520	(2,016)	(2.3)%
	Commercial and industrial, large	18,569	19,753	(1,184)	(6.0)%
	Public authorities	44,444	44,751	(307)	(0.7)%
	Total retail non-fuel base revenues	259,756	260,437	(681)	(0.3)%
	Wholesale:
	Sales for resale	1,090	1,174	(84)	(7.2)%
	Total non-fuel base revenues	260,846	261,611	(765)	(0.3)%

	Fuel revenues:
	Recovered from customers during the period	59,095	63,503	(4,408)	(6.9)%
	Under (over) collection of fuel	8,946	(15,590)	24,536	—
	New Mexico fuel in base rates	34,551	34,707	(156)	(0.4)%
	Total fuel revenues (a)	102,592	82,620	19,972	24.2%

	Off-system sales:
	Fuel cost	31,156	31,972	(816)	(2.6)%
	Shared margins	6,247	4,643	1,604	34.5%
	Retained margins	749	559	190	34.0%
	Total off-system sales	38,152	37,174	978	2.6%
	Other (b)	15,814	15,425	389	2.5%
	Total operating revenues	$417,404	$396,830	$20,574	5.2%

(a)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $6.2 million and $4.5 million, respectively.
(b)	Represents revenues with no related kWh sales.

El Paso Electric Company and Subsidiary
Six Months Ended June 30, 2013 and 2012
Other Statistical Data

			Increase (Decrease)
	2013	2012	Amount	Percentage

Average number of retail customers: (a)
Residential	346,757	342,061	4,696	1.4%
Commercial and industrial, small	38,571	38,597	(26)	(0.1)%
Commercial and industrial, large	49	50	(1)	(2.0)%
Public authorities	4,966	4,790	176	3.7%
Total	390,343	385,498	4,845	1.3%

Number of retail customers (end of period): (a)
Residential	347,866	343,216	4,650	1.4%
Commercial and industrial, small	38,801	38,814	(13)	—
Commercial and industrial, large	49	51	(2)	(3.9)%
Public authorities	5,012	4,853	159	3.3%
Total	391,728	386,934	4,794	1.2%

Weather statistics:			10 Yr Average
Heating degree days	1,419	1,209	1,292
Cooling degree days	1,171	1,215	1,062

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2013	2012	Amount	Percentage

Palo Verde	2,552,933	2,550,276	2,657	0.1%
Four Corners	324,070	321,697	2,373	0.7%
Gas plants	1,610,927	1,694,368	(83,441)	(4.9)%
Total generation	4,487,930	4,566,341	(78,411)	(1.7)%
Purchased power:
Photovoltaic	66,063	45,938	20,125	43.8%
Other	656,024	850,469	(194,445)	(22.9)%
Total purchased power	722,087	896,407	(174,320)	(19.4)%
Total available energy	5,210,017	5,462,748	(252,731)	(4.6)%
Line losses and Company use	245,136	322,183	(77,047)	(23.9)%
Total kWh sold	4,964,881	5,140,565	(175,684)	(3.4)%

	Palo Verde capacity factor	94.5%	93.8%	0.7%

(a)
The number of retail customers presented for both the current and prior periods are based on the number of service locations. Previous presentations of the number of retail customers were based on the number of bills rendered including consolidated bills for customers operating multiple facilities. Management believes that the number of service locations provides a more accurate indicator of customers served than the number of bills rendered.

El Paso Electric Company and Subsidiary
Financial Statistics
At June 30, 2013 and 2012
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2013	2012

Cash and cash equivalents	$11,646	$10,084

Common stock equity	$848,427	$782,190
Long-term debt	999,576	816,524
Total capitalization	$1,848,003	$1,598,714

Current maturities of long-term debt	$—	$33,300

Short-term borrowings under the revolving credit facility	$26,319	$110,760

Number of shares - end of period	40,250,257	40,113,239

Book value per common share	$21.08	$19.50

Common equity ratio (a)	45.3%	44.9%
Debt ratio	54.7%	55.1%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.